                                   EXHIBIT 11
                       FERRO CORPORATION AND SUBSIDIARIES
              STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE


                                                                             Nine Months Ended
         (Dollars in Thousands)                                                 September 30
                                                                            1997            1996
                                                                            ----            ----
       PRIMARY:
               Weighted average shares and common stock equivalents     25,995,024      26,711,778

               Net Income (Loss)                                      ($    53,388)   $     40,693

               Less Preferred Stock Dividend, Net of Tax                    (2,817)         (2,799)
                                                                      ------------    ------------

               Income (Loss) Available to Common Shareholders         ($    56,205)   $     37,894

PRIMARY EARNINGS (LOSS) PER COMMON SHARE                              ($      2.16)   $       1.42


       FULLY DILUTED:

               Weighted average shares and common stock equivalents     25,995,024      26,711,778

               Adjustments (primarily assumed conversion of
                      convertible preferred stock)                       2,330,477       2,412,873
                                                                      ------------    ------------

                                                                        28,325,501      29,124,651

               Net Income (Loss)                                      ($    53,388)   $     40,693

               Additional ESOP Contribution, Net of Tax                     (1,388)         (1,432)
                                                                      ------------    ------------

               Adjusted Net Income (Loss)                             ($    54,776)   $     39,261


FULLY DILUTED EARNINGS (LOSS) PER SHARE                               ($      1.93)   $       1.35



         Note: Due to the anti-dilutive effect of the net loss in 1997, Primary Earnings Per Share is reported for both Primary and Fully Diluted Earnings Per Share.